Exhibit 10.07

MEMORANDUM OF UNDERSTANDING

Between

Dominovas Energy Corporation And
Delphi Automotive Systems, LLC

Dominovas Energy Corporation, a company organized and existing under the laws of the State of Nevada, together with its affiliates ("DEC"), and Delphi Automotive Systems, LLC, a limited liability company organized under the laws of the State of Delaware together with its affiliates acting through its Powertrain Systems division, ("Delphi"), have expressed a desire to define a mutually beneficial business relationship for the joint development of new technology that will facilitate the manufacture, assembly, sale and deployment of electrical power generation equipment employing the use of fuel cell technology.

Delphi has developed certain fuel cell technologies that are believed to be adaptable for use in the field of electrical power generation. Delphi owns secret and substantial technology and proprietary know-how to efficiently exploit the new technologies.

DEC is a provider of electrical power. DEC owns certain patents and other technology in the field of electrical power generation.

DEC and Delphi executed a Confidential Information Agreement dated February 25, 2014 governing information  shared by the parties with respect to technologies and transactions governed by this MOU.

DEC and Delphi have agreed to evaluate a possible business relationship related to the viability of adaptin& and incorporating Delphi fuel cell technology (the "SOFC Stacks") to DEC's RUBICON power generation system (the "DEC System") and a role for Delphi as the exclusive manufacturer of SOFC Stacks for the DEC System.

This Memorandum of Understanding ("MOU") sets forth the intended framework under which a long term business relationship would develop for the mutual benefit of both parties. Upon execution of this MOU and the successful initial field demonstration described below, the parties shall, in good faith, seek to work out the details of a formal commercial agreement expressing the rights and obligations of the two parties (the "Agreement").

The parties expressly understand and agree that neither party shall have any obligation or commitment to enter into an Agreement or to otherwise engage in business activities with the other party unless and until the terms of such business relationship is accepted by the parties' respective management and the Agreement is executed by authorized representatives of both of the parties. The parties agree that the terms of this MOU are not legally binding.

The anticipated terms of the Agreement are the following:

A. Delphi and DEC will establish a collaborative relationship, working together on application of Delphi's SOFC Stacks to the DEC System for the development of electrical power generation technologies (the "Project'').

B. Delphi and DEC will work together in 2 phases:

1. Phase I .. Successfully apply and demonstrate Delphi SOFC Stacks in the DEC System ("Proof of Concept"), as more fully described below.

2. Phase II - If Proof of Concept is successful and the parties agree, then collaborate on a plan for the continuous production of SOFC Stacks for use by DEC or other designated parties, as agreed by both parties, for the sale of electrical power to their customers ("Production and Sales"), as more fully described below.

C. The current target market is power generation in developing countries, but could also include other applications where the product developed can be applied economically.

D. The contemplated steps and responsibilities for Proof of Concept are as follows:

•	Delphi and DEC will cooperate on a Proof of Concept with a series of development demonstrations for a small scale (-45kW - -1OOkW) version of the DEC System.

•	Delphi will be responsible for design1 build, and quality of the SOFC Stacks.

•
DEC will be responsible for the overall system design and component integration, testing and validation, including product durability in application and other aspects which relate to the DEC System and environment, including the provision of appropriate production test plans, test rigs and calibration masters and procedures, but will take input from Delphi into account.

•	The Responsibility Chart below defines the parties' respective responsibilities for the Proof of Concept phase:

Responsibility Chart

Responsibility
Tasks	DEC	Delphi
Over All DEC System Requirements
Define Electricity Requirements	R
Define Packagi ng Dimensions	R	s
Define Fuel Quality	R	s
Define Operating Duty Cycle	R	s
Svstem FMEA	R	s
Timing	T	T
Stack Section
SOFC Stack		R
Overall Stack Operating Req uirements		R
Air and Fuel Supply Lines	s	R
Exhaust Lines	s	R
Electrical Connections	s	R
Insulation/ Heat Rejection	s	R
Stack to Manifold Connections	s	R
DFMEA	s	R
Balance of Plant
Start-up Strategy	R	s
Start-up Heating	R	s
Operating Strategy and Controls	R	s
Fuel and Air Processi ng and Supply to meet Fuel and Air Requirements	R
Fuel and Air Requirements (Reformate composition, Temperature, Pressure and Flow Requirements)	s	R
Power Conditioning	R
Module Heaters and Heat Exchangers	R	s
Electrical Buss Within Module	R	s
Plant to Module Connections	R	s
Component DFMEA	R	s
Manifolding	R	s
Testing
Testing of 45kW Module	R	s
Testing of SOFC Stacks		R
Testing of Reformer	R

R: Responsible, S: Support, T: Team jointly responsible

E. The contemplated steps and responsibilities for Production and Sales are as follows:

DEC will be responsible for:

•	Marketing and Sales of electric power

•	Management and oversight of installation, commissioning and operation

•	Management of services and customer service

•	Overall power generation system design, validation and warranty (excluding SOFC Stacks)

•	Delphi will be responsible for:

•
Assembly of SOFC Stacks and the mounting support, current rods, and the connection mechanism for the same, including the design, manufacturing and technical support, as well as management of any necessary 3rd party contract manufacturers

•	Testing SOFC Stacks prior to shipment based on agreed-upon specifications for the SOFC Stacks

•
Providing a limited warranty on the materials and workmanship of the SOFC Stacks. Delphi will not be responsible for any system-related failures once the SOFC Stacks are integrated into the DEC System, nor for any consequential, indirect or incidental damages whatsoever related to or arising out of the SOFC Stacks in any way

•	Training programs with DEC, specific to stack testing/gas manifolding and stack design

•
On-going research and design for improvement of SOFC Stacks and for design and manufacturing changes and upgrades. Implementation of any recommended changes will be covered under further agreed upon quotations

F. Any inventions, including all intellectual property rights thereto, arising out of the work performed solely by Delphi under this MOU and/or the contemplated Agreement, including without limitation any related to integration of the SOFC Stacks with the DEC System, (the "Delphi Inventions") shall be owned exclusively by Delphi; provided, however, that for a period of five (5) years after the execution of this MOU, Delphi will not sell products containing the Delphi Inventions or otherwise make the Delphi Inventions available to competitors of DEC in the countries of the following emerging markets: Africa, South America and the Caribbean. DEC shall not analyze, attempt to reverse engineer, or attempt to modify the SOFC Stacks provided by Delphi, so it is not contemplated that DEC personnel would make any inventions based on or derived from the SOFC Stacks. However, in the event that DEC personnel do make any invention based on, or derived from, the SOFC Stacks, such inventions, including all intellectual property rights thereto, shall be owned exclusively by Delphi. In the event that DEC and Delphi collaborate on inventions based on, or derived from, the DEC Systems incorporating the SOFC Stacks, such inventions, including all intellectual property rights thereto, shall be jointly owned by DEC and Delphi.

G. As the scope and magnitude specific to the development, engineering and commercialization of multi-megawatt SOFC has not been attempted and as yet been achieved by Delphi, DEC and Delphi shall negotiate in good faith, based upon the parameters as described herein, at what price DEC will purchase the initial SOFC Stacks (-45kW - -100kW) for the Proof of Concept.  Delphi's prototype pricing and standard labor rates, as set forth in Delphi's previously submitted quotation to DEC, shall form the basis of the good faith negotiations on the price for the Proof of Concept SOFC Stacks.

H. Delphi and DEC will work together on a jointly defined work plan for the Proof of Concept phase, defining staffing, milestones, roles and responsibilities.

I. Following successful demonstrations in the Proof of Concept phase, the parties will create a comprehensive plan for production and sales of DEC Systems utilizing the Delphi SOFC Stacks.

J. Under the terms of the Agreement, Delphi shall have the exclusive right to manufacture the SOFC Stacks required for production and sales of the DEC System, with reasonable margins for the SOFC Stacks. The exclusivity provisions would be subject to Delphi maintaining certain performance and quality parameters, which would be agreed upon by the parties.

K. The initial term of the Agreement is expected to be five (5) years with extensions in three (3) year increments if agreed by the parties. If a party chooses not to extend the Agreement, that party will grant the other party a license to use the non-extending party's intellectual property related to the SOFC Stacks and Project, as applicable, on commercially reasonable terms.

L. This MOU as well as the Agreement shall be governed and construed in accordance with the laws of the State of Michigan, excluding any conflicts of laws provisions.

M. Either party has the right to terminate discussions at any time and for any reason prior to entering into the definitive Agreement contemplated by this MOU, with no liability to the other party.

IN WITNESS WHEREOF, the parties have executed this MOU as of the day and year first above written.

DOMINOVAS ENERGY CORPORATION	DELPHI AUTOMOTIVE SYSTEMS, LLC, acting through its Powertrain Systems division

By: /s/ Neal Allen	By: /s/ Mary Gustanski
Name: Neal Allen	Name: Mary Gustanski
Position: President & CEO	Position: VP Engineering, Launch
Readiness & Program Management
Date: 10/8/2014
Date: Oct. 7, 2014